FRONTIER CAPITAL MANAGEMENT COMPANY, LLC

CODE OF ETHICS

Updated December 2019

This is the Code of Ethics (the “Code”) of Frontier Capital Management Company, LLC (the “Firm” or “Frontier”).

Things You Need to Know to Use This Code

1.	Certain terms have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms which are defined at the end of the Code.

2.

For purposes of this Code, all employees are deemed to be Access Persons. The Firm, at the Chief Compliance Officer’s discretion, may also subject certain individuals, including interns, co-ops, temporary employees, contract employees or independent contractors to any part or all of the Firm’s Code of Ethics and its requirements.

3.

There are a number of Reporting Forms that all personnel and Access Persons who are not personnel have to fill out under this Code. You can get copies of the Reporting Forms from the Chief Compliance Officer.

4.	The Chief Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However:

•	The Firm expects that waivers will be granted only in rare instances (for example, in the case of a hardship, as described in Part II.C. of this Code), and

•

Some provisions of the Code that are mandated by SEC rule cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons periodically report holdings and securities transactions, and obtain pre-approval of investments in private placements.

PART I. FUNDAMENTAL REQUIREMENTS

A.	General Principles

The Firm expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code.

The Firm treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Firm may take disciplinary measures against you.

Improper trading activity can constitute a violation of this Code. You can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Please do not guess at the answer.

B.	Conflicts of Interest

As a fiduciary, Frontier has an affirmative duty of loyalty, honesty, and good faith to act in the best interests of our clients. A conflict of interest occurs when the personal interest of an employee interferes (or could potentially interfere) with the employee’s responsibilities to Frontier and our clients. Frontier strives to identify and avoid conflicts of interest with clients and to fully disclose all material facts concerning any conflict that does arise with respect to any client. All employees should strive to avoid conflicts of interest and any situation that may have the appearance of a conflict or impropriety.

1.	Conflicts among Client Interests

Access Persons are prohibited from inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

2.	Competing with Client Trades

Access Persons are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally (directly or indirectly) as a result of such transactions, including by purchasing or selling such securities. Conflicts raised by personal securities transactions also are addressed more specifically below.

3.	Disclosure of Personal Interest

Access Persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the Chief Compliance Officer. If the Chief Compliance Officer deems the disclosed interest to present a material conflict, he will approve and sign off on any decision-making process regarding the securities of that issuer. This provision applies in addition to Frontier’s quarterly and annual personal securities reporting requirements.

4.	Referrals/Brokerage

Access Persons are required to act in the best interests of Frontier’s clients regarding execution and other costs paid by clients for brokerage services. Access Persons must strictly adhere to Frontier’s policies and procedures regarding brokerage (including best execution, soft dollars, and directed brokerage).

5.	Vendors and Suppliers

Access Persons must disclose to the Chief Compliance Officer any personal investments or other interests in vendors or suppliers with respect to which that person negotiates or makes decisions on behalf of the Firm. The Chief Compliance Officer in his sole discretion may prohibit an Access Person with such interest from negotiating or making decisions regarding Frontier’s business with those companies.

6.	No Transactions with Clients

Access Persons are not permitted to knowingly sell to, or purchase from, a client any security or other property, except an Access Person may purchase securities issued by a publicly-traded client, subject to the personal trading procedures described below.

7.	Investment Consultant Relationships

Various institutional clients and prospects utilize investment consultants to advise them regarding the selection and oversight of investment advisers. Consultants may also provide various services or systems to investment advisers and may also sponsor events or conferences in which investment advisers are provided with an opportunity to participate. Payment for services provided by investment consultants, or the sponsoring of any event run by investment consultants, may result in the appearance of a conflict of interest. It is Frontier’s policy that such payments should only be made to consultants where the services provided are necessary or appropriate for Frontier, or the sponsoring of the event is beneficial to Frontier and Frontier participates in such event. Such payments should not be made with the sole intention of influencing the consultant to recommend Frontier to its clients. Permission must be obtained from the Chief Compliance Officer prior to Frontier paying for any services or system provided by investment consultants or sponsoring of an event run by investment consultants.

C.	Service on the Board or as an Officer of Another Company

To avoid conflicts of interest, inside information and other compliance and business issues, the Firm prohibits all its employees from serving as officers or members of the board of any other entity, except with the advance written approval of the Firm. Approval must be obtained through the Chief Compliance Officer, and will ordinarily require consideration by senior management. The Firm can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent or subsidiary of the Firm or any not-for-profit, charitable foundation, educational institution or similar entity. In addition, employees must disclose promptly to Frontier’s Chief Compliance Officer in the event a member of the employee’s Family/Household is employed in the securities industry (e.g., broker-dealers, investment advisers, investment companies, hedge funds, etc.), serves on the board of a public company or holds an executive level position at a public company (e.g., CEO, CFO, etc.).

D.	Compliance with Laws and Regulations

You must comply with all applicable federal securities laws. You are not permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a Frontier client:

•	To defraud the client in any manner;

•	To mislead the client, including by making a statement that omits material facts;

•	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client;

•	To engage in any manipulative practice with respect to the client; or

•	To engage in any manipulative practice with respect to securities, including price manipulation.

E.	Insider Trading

Employees are prohibited from any trading, either personally or on behalf of others, while in possession of material, non-public information. Employees are prohibited from communicating material nonpublic information to others in violation of the law. All employees who come into contact with material nonpublic information must notify the Chief Compliance Officer and are subject to Frontier’s prohibitions on insider trading and any potential sanctions, as set forth in Frontier’s Insider Trading and Material Non-Public Information policy. Additionally, each employee must comply with the Affiliated Managers Group, Inc. (“AMG”) Insider Trading Policy. Collectively, this Code and Frontier’s and AMG’s insider trading policies comprise Frontier’s policies and procedures with respect to insider trading and material, non-public information.

F.	Initial and Annual Certification

The Code of Ethics will be distributed initially upon employment and then annually to all employees for review and certification.

PART II. PERSONAL TRADING

NOTE: Certain subsections in this Part, as indicated, apply not only to all personnel, but also to members of your Family/Household.

A.	Reporting Requirements (also applies to members of your Family/Household)

NOTE: One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of Covered Security, Family/Household and Beneficial Ownership in the “Definitions” section at the end of this Code.

ALSO: You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

Copies of all reporting forms may be obtained from the Chief Compliance Officer.

1.	Initial Holdings Reports

No later than 10 calendar days after you become an Access Person, you must file with the Chief Compliance Officer an Initial Holdings Report. The information provided must be current as of a date no more than 45 days prior to the date you become an Access Person.

The Initial Holdings Report requires you to list all Covered Securities (including Affiliated Mutual Funds) in which you (or members of your Family/Household) have Beneficial Ownership. It also requires you to list all brokers, dealers and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an Access Person.

2.	Quarterly Transaction Reports

No later than 30 calendar days after the end of each quarter, you must file with the Chief Compliance Officer a Quarterly Transaction Report.

The Quarterly Transaction Report requires you to list all transactions during the most recent calendar quarter in Covered Securities, including Affiliated Mutual Funds (other than transactions in Frontier’s employee profit sharing plan) in which you (or a member of your Family/Household) had Beneficial Ownership. Information that must be included on the report includes the title and the amount of the security transacted, the date and nature of the transaction, the price at which the transaction was effected, and the name of the broker with whom the transaction was effected. It is permissible to include in such records a disclaimer where appropriate to the effect that the recording of a transaction pursuant to Rule 204-2 should not be construed as an admission that the Firm or the Access Person has any direct or indirect beneficial ownership in the securities concerned. The report also requires you to list all brokers, dealers and banks where you or a member of your Family/Household established an account in which any securities (not just Covered Securities) were held during the quarter for the direct or indirect benefit of you or a member of your Family/Household.

3.	Annual Holdings Reports

By January 30 of each year, you must file with the Chief Compliance Officer an Annual Holdings Report. The information provided must be current as of a date no more than 45 days prior to the date the report is submitted.

The Annual Holdings Report requires you to list all Covered Securities (including Affiliated Mutual Funds outside of Frontier’s employee profit sharing plan) in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31 of the prior year. It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on December 31 of the prior year.

4.	Exceptions from Reporting Requirements

You are not required to file any Reports for transactions effected pursuant to an automatic investment plan.

5.	Duplicate Confirmation Statements

If you or any member of your Family/Household has a securities account with any broker, dealer, or bank, you or your Family/Household member must direct that broker, dealer or bank to send, directly to the Firm’s Chief Compliance Officer, contemporaneous duplicate copies of all transaction confirmation statements relating to that account. Frontier has arrangements, through its automated personal trading vendor, pursuant to which the vendor may establish electronic connectivity to allow Frontier to receive and access your, or any member of your Family/Household’s, confirmations and/or account statements.

6.	Disclosure Requirements for Discretionary Accounts

Access Persons may maintain Discretionary Accounts subject to the disclosure and reporting requirements described below. Provided they comply with all requirements of this Code, such accounts are exempt from the pre-clearance requirements outlined in this Code.

All Access Persons who maintain Discretionary Accounts must disclose such accounts to the Compliance Department. Such disclosure must include the following information:

•	Account Owner Name;

•	Account Number;

•	Name and Contact Information of the trustee or discretionary third-party manager;

•	The trustee’s or discretionary third-party manager’s firm; and

•

Description of the Access Person’s relationship to the trustee or discretionary third-party Manager, if any, including any affiliation or family relationship that may exist between the Access Person and the person or firm managing the account.

Additionally, the Access Person must promptly notify the Compliance Department when there is a change in the third-party managed account arrangements.

7.	Reporting Requirements for Discretionary Accounts

To the extent an Access Person has demonstrated to the satisfaction of the Chief Compliance Officer that an account is a Discretionary Account, the Chief Compliance Officer may, in his or her sole discretion, exempt such account from the pre-clearance and reporting requirements set forth herein. No Initial Holdings Report, Annual Holdings Report or Quarterly Transaction Report is required to be filed by an Access Person with respect to securities held in any Discretionary Accounts. Access Persons with Discretionary Accounts generally will be required to provide the Chief Compliance Officer with:

•	A notification within 10 days of opening a new Discretionary Account (Exhibit A);

•

An initial attestation must completed by the broker for the Discretionary Account within 10 days of the date the account is opened (Exhibit B). In addition, Access Persons must obtain this attestation for all Discretionary Accounts in existence as of the date of this Manual;

•

An annual confirmation from the broker via negative consent that the Access Person has no direct influence or control over the relevant accounts. The Chief Compliance Officer will send the initial version of the certification to the broker and if there are no changes, no response from the broker will be required; and

•	An annual attestation to be completed by the Access Person for any accounts that are being excluded on the basis that they are Discretionary Accounts (Exhibit C).

Compliance may require the provision of account statements for all Discretionary Accounts periodically to facilitate Compliance’s oversight and monitoring of such accounts. The Compliance Department may also require Access Persons to re-certify their arrangements with the trustees or third party managers of the discretionary accounts periodically.

B.	Transaction Restrictions

1.	Prohibition on Trading in Covered Securities that are Being Considered for Purchase or Sale for a Client

As a Firm policy, you are prohibited from trading in a Covered Security if you have actual knowledge that such security is being considered for purchase or sale on a client’s behalf. This prohibition applies during the entire period that the Covered Security is being considered by the Firm for purchase or sale and regardless of whether the Covered Security is actually purchased or sold for the client.

This prohibition does not apply to the following categories of transactions:

•	Transactions in securities of limited partnerships for which the Firm serves as the investment advisor;

•	Transactions in corporate bonds, municipal bonds or government bonds;

•

Transactions that occur by operation of law or in a Discretionary Account or under any other circumstance in which neither you nor any member of your Family/Household exercises direct or indirect influence or control with respect to purchases or sales of securities or allocations of investments;

•	Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan;

•

Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by you (or Family/Household member) and received by you (or Family/Household member) from the issuer;

•	Transactions in auction rate preferred shares of closed-end investment companies; and

•	Transactions in exchange traded funds.

NOTE: Because they are not included within the definition of Covered Security (as set forth in the Definitions Section), investments in direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), and shares of registered mutual funds are also not subject to this prohibition.

2.	Prohibition on Trading in Securities on Frontier’s Restricted List

In order to avoid any actual or apparent conflict of interest with the Firm’s trading on behalf of its clients, Frontier does not permit any purchases of securities that are currently on the Frontier Restricted List (except for those securities with a market cap greater than $28 billion), except in the limited case of a Hardship Exemption (as described in Part II.C of the Code) or in the case of the exceptions identified in Part II.B.1. of the Code above. Sales of securities on the Restricted List are subject to the pre-clearance obligations and other restrictions set forth in the Code. In addition, all sales of securities on the Restricted List must be approved in writing by the Chief Compliance Officer after the Chief Compliance Officer or his designee has confirmed with all relevant Frontier Portfolio Managers that they do not have any intention to transact in the security during the black-out period.

For purposes of this Code, securities with a market cap greater than $28 billion are excluded from the Restricted List, but still must be pre-cleared and reported.

3.	Pre-clearance

You and members of your Family/Household are prohibited from engaging in any transaction in a Covered Security for any account in which you or a member of your Family/Household has any Beneficial Ownership, unless you obtain, in advance of the transaction, pre-clearance for that transaction. Pre-clearance is obtained through the Charles Schwab Compliance Technologies personal trading system.

If pre-clearance is obtained, the approval is valid for the day on which it is granted and the following business day. The Chief Compliance Officer may revoke a pre-clearance any time after it is granted and before you execute the transaction. The Chief Compliance Officer may deny or revoke pre-clearance for any reason. In no event will pre-clearance be granted for any Covered Security if the Firm has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security).

Certain categories of transactions are exempt from the pre-clearance requirements. These exempt transactions are listed below:

•	Transactions in securities of limited partnerships for which the Firm serves as the investment advisor;

•	Transactions in corporate bonds, municipal bonds or government bonds;

•

Transactions that occur by operation of law or in a Discretionary Account or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion;

•	Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan;

•

Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by you (or Family/Household member) and received by you (or Family/Household member) from the issuer;

•	Transactions in auction rate preferred shares of closed-end investment companies; and

•	Transactions in exchange traded funds.

NOTE: Because they are not included within the definition of Covered Security (as set forth in the Definitions Section), investments in direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements) and shares of registered mutual funds are also not subject to the pre-clearance requirements.

4.	Private Placements

Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in a private placement, except with the specific, advance written approval of the Chief Compliance Officer, which the Chief Compliance Officer may deny for any reason. Private Placements include, but are not limited to, hedge funds, securities purchased under rules 144A, Regulation S, Regulation D, and PIPEs.

5.	Initial Public Offerings

Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in an initial public offering.

6.	Prohibition on Short-Term Trading

Neither you nor any member of your Family/Household may purchase and sell at a profit, or sell and purchase, a Covered Security, including any Affiliated Mutual Funds (or any closely related security, such as an option or a related convertible or exchangeable security), within any period of 30 calendar days.

This prohibition does not apply to the following categories of transactions:

•	Transactions in securities of limited partnerships for which the Firm serves as the investment advisor;

•	Transactions in corporate bonds, municipal bonds or government bonds;

•

Transactions that occur by operation of law or in a Discretionary Account or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion;

•	Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan;

•	Transactions in Frontier’s employee profit sharing plan;

•

Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by you (or Family/Household member) and received by you (or Family/Household member) from the issuer;

•	Transactions in auction rate preferred shares of closed-end investment companies; and

•	Transactions in exchange traded funds.

NOTE: Because they are not included within the definition of Covered Security (as set forth in the Definitions Section), investments in direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), and shares of unaffiliated mutual funds are also not subject to this prohibition.

7.	Prohibition on Excessive Trading

Neither you nor any member of your Family/Household may engage in more than 25 transactions in Covered Securities during a single calendar quarter. For purposes of this prohibition, contemporaneous purchases or sales of the same security on behalf of different accounts for which you or your Family/Household maintain beneficial interest are considered to be a single transaction.

This prohibition does not apply to the following categories of transactions:

•	Transactions in securities of limited partnerships for which the Firm serves as the investment advisor;

•	Transactions in corporate bonds, municipal bonds or government bonds;

•

Transactions that occur by operation of law or in a Discretionary Account or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion;

•	Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan;

•	Transactions in Frontier’s employee profit sharing plan;

•

Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by you (or Family/Household member) and received by you (or Family/Household member) from the issuer;

•	Transactions in auction rate preferred shares of closed-end investment companies; and

•	Transactions in exchange traded funds.

NOTE: Because they are not included within the definition of Covered Security (as set forth in the Definitions Section), investments in direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), and shares of unaffiliated mutual funds are also not subject to this prohibition.

8.	Prohibition on Options

Neither you nor any member of your Family/Household may purchase a put option or sell a call option, either directly or through any Beneficial Ownership, in any Covered Security. This prohibition does not apply to transactions in Covered Securities by Firm-sponsored collective investment vehicles for which the Firm serves as investment advisor as to which you may be deemed to have Beneficial Ownership.

9.	Affiliated Mutual Funds

As mentioned above, neither you nor any member of your Family/Household may purchase and sell at a profit or sell and purchase within any 30 calendar day period, shares in any Affiliated Mutual Fund (other than transactions in Frontier’s employee profit sharing plan) (as defined, any mutual fund advised or sub-advised by Frontier or its affiliates). A current list of Affiliated Mutual Funds is provided to employees.

10.	Black-Out Period

The 7-day blackout period described below applies to all Access Persons. It is designed to prevent front-running and various other activities that create conflicts with the interests of clients.

No Access Person (including any member of the Family/Household of such Access Person) may purchase or sell any Covered Security within the three trading days immediately before or after a trading day on which any client account managed by the Firm purchases or sells that Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security). Note that the total blackout period is 7 days (the day of the client trade, plus three trading days before and three days after).

NOTE: Portfolio Managers: It sometimes happens that an Access Person who is responsible for making final investment decisions for client accounts (i.e., a Portfolio Manager) determines, within the three trading days after the day he or she (or a member of his or her Family/Household) has purchased or sold for his or her own account a Covered Security that was not, to the Access Person’s knowledge, then under consideration for purchase or sale by any client account, that it would be desirable for client accounts as to which the Access Person is responsible for making investment decisions to purchase or sell the same Covered Security (or a closely related security). In this situation, the Access Person MUST put the clients’ interests first and promptly make the investment decision in the clients’ interest, rather than delaying the decision for clients to avoid conflict with the blackout provisions of this Code.

NOTE: Research Analysts: It sometimes happens that an Access Person who is responsible for making investment recommendations for client accounts (i.e., a research analyst) determines, within the three trading days after the day he or she (or a member of his or her Family/Household) has purchased or sold for his or her own account a Covered Security that was not, to the Access Person’s knowledge, then under consideration for purchase or sale by any client account, that it would be desirable for client accounts as to which the Access Person is responsible for making investment recommendations to recommend the purchase or sale of the same Covered Security (or a closely related security). In this situation, the Access Person MUST put the clients’ interests first and promptly make the investment recommendation in the clients’ interest, rather than delaying the recommendation for clients to avoid conflict with the blackout provisions of this Code.

The Firm recognizes that certain situations may occur entirely in good faith and will not take disciplinary measures in such instances if it appears that the Access Person acted in good faith and in the best interests of the Firm’s clients. The above notes are merely examples and thus are not exhaustive, nor are they intended to specify instances of compliance and non-compliance with the 7-day Blackout Period restrictions, but rather are provided for clarification purposes to help ensure that any apparent or real conflicts that may arise between compliance with the Blackout Period and the pursuit of clients’ interests are always resolved in favor of the clients’ interests.

The blackout requirements do not apply to the exempt categories of transactions listed in Part II.B.1 of the Code.

C.	Hardship Exemption

An employee may submit to the Chief Compliance Officer a request for an exemption from a particular provision of the Code for a hardship situation (e.g., unforeseen medical or other significant expenses or the purchase of a home). All requests must be in writing and state the reasons for the hardship. Any such request will require the approval of the CCO. Any such waiver request may be denied at the CCO’s sole discretion, and any such decision will be final. If the CCO approves an exemption, the Firm may require certain conditions to be met by the employee in conducting the personal trade(s) to ensure that there is no actual or apparent conflict of interest created by the exemption. The CCO shall document in writing the decisions supporting all such approvals or denials to requests for hardship exemptions.

PART III. RECORDKEEPING

Frontier maintains the following records related to the Code in a readily accessible place:

•	A copy of each Code that has been in effect at any time during the past five years;

•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

•	A record of written acknowledgements for each person who is currently, or within the past five years was, an Access Person;

•	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

•	A list of the names of persons who are currently, or within the past five years were, Access Persons;

•	A list of persons who are currently, or within the past five years were, Investment Persons;

•	A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in limited offerings; and

•	A record of any decision and supporting reasons for granting any employee a waiver to or from or exception to the Code.

PART IV. FORM ADV DISCLOSURE

The Chief Compliance Officer shall be responsible for providing an updated copy of Frontier’s Code to any client or prospective client upon request. The Chief Compliance Officer shall also ensure that Frontier’s Form ADV includes an updated description of the Code.

PART V. ADMINISTRATION AND ENFORCEMENT OF THE CODE

1.	Monitoring of Personal Securities Transactions

The Chief Compliance Officer is responsible for periodically reviewing the personal securities transactions and holdings reports of Access Persons. The Chief Operating Officer is responsible for reviewing and monitoring the personal securities transactions of the Chief Compliance Officer and for taking on the responsibilities of the Chief Compliance Officer in the Chief Compliance Officer’s absence.

2.	Training and Education

The Chief Compliance Officer shall be responsible for training and educating employees regarding the Code. Such training shall be mandatory for all employees and shall occur as determined necessary by the Chief Compliance Officer and at least annually.

3.	Annual Review

The Chief Compliance Officer shall review the adequacy of the Code and the effectiveness of its implementation as the Chief Compliance Officer deems appropriate and at least annually.

4.	Report to Management Committee

The Chief Compliance Officer shall provide a quarterly report to Frontier’s Management Committee showing the review of all employee personal trading activity. Such report shall include a full discussion of any material violations of the Code.

5.	Reporting Potential Violations/Wrongdoing

All Access Persons are required to act honestly and ethically in support of the culture of integrity that we have all fostered within Frontier. Since every Access Person is a valued member of the team which makes up Frontier, this broad requirement includes acting in what each individual believes to be Frontier’s best interest, which includes reporting any concerns regarding any potential violations of any applicable law, rule or policy, or any other potential wrongdoing, by Frontier, any of our employees or any of our service providers. If Frontier’s management is unaware of such activities, these potential violations may ultimately have an adverse effect on all of us as members of Frontier.

Accordingly, every employee of Frontier is required to report any potential violations of any applicable law, rule or policy, or other potential wrongdoing, including “apparent” or “suspected” violations, promptly to the Chief Compliance Officer. In addition, any supervisor or member of management who received a report of a potential violation or wrongdoing must immediately inform the Chief Compliance Officer. If the Chief Compliance Officer is involved in the potential violation or wrongdoing, the employee may report the matter to a member of the Management Committee.

“Violations” should be interpreted broadly, and may include, but are not limited to, such items as:

•	Noncompliance with laws, rules and regulations applicable to the business of Frontier;

•	fraud or illegal acts involving any aspect of Frontier’s business;

•	material misstatement in regulatory filings, internal books and records, client records or reports;

•	activity that is harmful to clients, including any fund shareholders; and

•	deviations from required internal controls, policies and procedures that safeguard clients and Frontier.

All such reports will be taken seriously, investigated promptly and appropriately, and treated confidentially to the extent permitted by law.

Investigation. Potential violations shall be promptly investigated by the Chief Compliance Officer and/or a member of the Management Committee. During the course of the investigation, the Chief Compliance Officer or Management Committee member will be in contact with the reporting Access Person to inform the Access Person of the status of the investigation. In addition, the reporting Access Person may check with the investigator on the status at any time. Following Frontier’s investigation, Access Persons who are deemed to have committed any violations or other wrongdoing may be subject to disciplinary action as described in Part VI of the Code below.

Retaliation. Retaliation of any type against an Access Person who reports a suspected violation or assists in the investigation of such conduct (even if the conduct is not found to be a violation) is strictly prohibited and constitutes a further violation of the Code and these procedures.

Guidance. All Access Persons are encouraged (and have the responsibility) to ask questions and seek guidance from the Chief Compliance Officer or a member of the Management Committee with respect to any action or transaction that may constitute a violation and to refrain from any action or transaction which might lead to the appearance of a violation. The Chief Compliance Officer will also provide periodic training to Frontier’s Access Persons regarding the requirements of these policies and procedures.

Nothing in this Code or in any other agreements you may have with Frontier is intended to or shall preclude or impede you from cooperating with any governmental or regulatory entity or agency in any investigation, or from communicating any suspected wrongdoing or violation of law to any such entity or agency, including, but not limited to, reporting pursuant to the “whistleblower rules” promulgated by the Securities Exchange Commission (Security Exchange Act Rules 21F-1, et seq.).

F.	Further Information Regarding the Code.

You should contact the Chief Compliance Officer to obtain any additional information about compliance and ethical issues.

PART VI. CODE OF ETHICS SANCTION GUIDELINES

Violations of the Code of Ethics will be addressed by Frontier’s Chief Compliance Officer and his/her designee, and/or by the Management Committee. Violations may result in disciplinary sanctions, including but not limited to oral or written reprimands, disgorgement of profits, suspension of personal trading privileges, fines, reassignment or demotion of employment responsibilities, termination of employment, and notification of appropriate governmental or regulatory authorities. Violation of the Code may also result in criminal prosecution or civil action.

The Chief Compliance Officer will have discretion to determine the sanctions to be applied in response to violations of the Code, but will obtain the prior approval of the Management Committee for any recommended sanctions other than reprimands or disgorgement of profits. The severity of sanctions will reflect the materiality of the violation and may increase with repeat violations of the Code.

NOTE: Sanctions will be applied whether the violation was committed by the employee or any Family/Household member of the employee, as Family/Household member is defined within the Code.

PART VII. DEFINITIONS

These terms have special meanings in this Code of Ethics:

•	Access Person

•	Affiliated Mutual Funds

•	Beneficial Ownership

•	Chief Compliance Officer

•	Covered Security

•	Discretionary Account

•	Family/Household

•	Reporting Forms

•	Restricted List

The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as “beneficial ownership”) are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, “beneficial ownership” has a different meaning in this Code of Ethics than it does in the SEC’s rules for proxy statement disclosure of corporate directors’ and officers’ stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

IMPORTANT: If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Chief Compliance Officer. Please do not guess at the answer.

Access Person includes all employees of the Firm. The Firm, at the Chief Compliance Officer’s discretion, may also subject certain individuals, including interns, co-ops, temporary employees, contract employees or independent contractors to any part or all of the Firm’s Code of Ethics and its requirements.

Affiliated Mutual Funds means any mutual fund to which Frontier or an AMG affiliate acts as investment adviser or sub-adviser. The Chief Compliance Officer will, from time to time, provide a current list of Affiliated Mutual Funds.

Beneficial Ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a client of the Firm), even if you don’t share in the profits.

Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include:

•	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts;

•

Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account);

•

Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a “blind trust” or Discretionary Account;

•	Securities in a person’s individual retirement account;

•	Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account;

•	Securities owned by a trust of which the person is either a trustee or a beneficiary;

•

Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account); and

•	Securities owned by an investment club in which the person participates.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code. You should ask the Chief Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

Chief Compliance Officer means the person listed on the Advisor’s current Form ADV filed with the Securities and Exchange Commission as the Chief Compliance Officer. The Chief Compliance Officer may designate another person to perform the functions of Chief Compliance Officer when he is not available.

Covered Security means anything that is considered a “security” under the Investment Company Act of 1940, except:

•	Direct obligations of the U.S. Government;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements;

•	Shares of open-end investment companies that are registered under the Investment Company Act (except Affiliated Mutual Funds); and

•	Shares of money market funds.

This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities,” such as:

•	options on securities, on indexes and on currencies;

•	investments in all kinds of limited partnerships;

•	investments in foreign unit trusts and foreign mutual funds; and

•

investments in private investment funds and limited partnerships (note that investments in private investment funds and limited partnerships advised by the Firm are not subject to the transaction prohibitions, pre-clearance requirements or blackout provisions set forth in Part II.B. of this Code).

For the purposes of this Code of Ethics, exchange traded funds are considered Covered Securities and must be reported.

If you have any question or doubt about whether an investment is considered a security or a Covered Security under this Code, ask the Chief Compliance Officer.

Discretionary Account is an account: (a) for which an Access Person has granted a trustee or a discretionary third-party manager investment authority over the account; and (b) over which the Access Person has no direct or indirect influence or control with respect to purchases or sales of securities or allocations of investments (e.g. the holder does not make security recommendations to the third-party).

Family/Household means the following members:

•	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support);

•	Your children under the age of 18;

•	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support); and

•

Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

NOTE: There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person’s support. Second, members of your household could, in some circumstances, learn of information regarding the Firm’s trading or recommendations for client accounts, and must not be allowed to benefit from that information.

Reporting Forms means the various documents that Access Persons may be required to complete upon being subject to the Code, including a listing of securities holdings and brokerage accounts and a disciplinary questionnaire.

Restricted List means the list of securities, both equities and fixed income, for all of Frontier’s investment strategies that are held in Frontier’s client accounts; however, securities with a market cap greater than $28 billion are excluded from the Restricted List.

Exhibit A

DISCRETIONARY ACCOUNTS INITIAL NOTIFICATION FORM

I have retained a trustee or third-party manager (the “Manager”) to manage the following accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Number	Relationship to Manager (independent professional, friend, relative, etc.)

☐	I acknowledge and certify that:

1.	I will have no direct or indirect influence or control[1] over the Accounts;

2.

If my control over the Accounts should change in any way, I will immediately notify the Chief Compliance Officer in writing of such change and will provide any required information regarding holdings and transactions in the Accounts;

3.

I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of the Chief Compliance Officer;

4.	I will not suggest that the Manager make any particular purchases or sales of securities for the Accounts;

5.	I will not direct the Manager to make any particular purchases or sales of securities for the Accounts; and

6.	I will not consult with the Manager as to the particular allocation of investments to be made in the Accounts.

I certify and acknowledge that the information in this form is true and correct to the best of my knowledge and agree to immediately notify the firm if such information becomes inaccurate in any way.

SIGNATURE:

NAME:

DATE:

1

No direct or indirect influence or control means that you do not suggest that the Manager make any particular purchases or sales of securities for the Account (s), direct the Manager to make any particular purchases or sales of securities for the Account, or consult with the Manager as to the particular allocation of investments to be made in the Account.

Exhibit B

[BROKER LETTERHEAD]

[DATE]

Frontier Capital Management Co., LLC

Attn: Chief Compliance Officer

99 Summer Street

Boston, MA 02116

Re: [Insert Broker Name & Account #’s _________] (the Account(s)”)

To Whom It May Concern:

For purposes of Frontier’s Code of Ethics and its policies regarding personal trading by Access Persons, please accept this letter as confirmation that [NAME OF ACCESS PERSON] (the “Access Person”) has “no direct or indirect influence or control” with respect to the purchases and sales of financial instruments in the Account(s).

“No direct or indirect influence or control” means that the Access Person does NOT:

•	suggest to anyone that a particular purchase or sale of securities be made for the Account(s);

•	direct anyone to make any particular purchases or sales of securities for the Account(s); or

•	consult with anyone as to the particular allocation of investments to be made in the Account(s).

We will contact you immediately in the event of any changes to the above confirmation.

Regards,

SIGNATURE:

NAME:

TITLE/CAPACITY:

DATE:

DISCRETIONARY ACCOUNTS ANNUAL DISCLOSURE FORM

PLEASE CHECK THE APPROPRIATE BOX:

☐    I have no Discretionary Accounts (e.g., accounts over which I have no direct or indirect influence or control);

OR

☐    I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control

(the “Accounts”):

Name of Broker, Dealer, or Bank	Account Number	Relationship to Manager (independent professional, friend, relative, etc.)

☐	I acknowledge and certify that:

1.	I have no direct or indirect influence or control[2] over the Accounts;

2.

If my control over the Accounts should change in any way, I will immediately notify the Chief Compliance Officer in writing of such change and will provide any required information regarding holdings and transactions in the Accounts;

3.

I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of the Chief Compliance Officer;

4.	I did not suggest that the Manager make any particular purchases or sales of securities for the Accounts during the period covered by this report;

5.	I did not direct the Manager to make any particular purchases or sales of securities for the Accounts during the period covered by this report;

2

No direct or indirect influence or control means that you do not suggest that the Manager make any particular purchases or sales of securities for the Account (s), direct the Manager to make any particular purchases or sales of securities for the Account, or consult with the Manager as to the particular allocation of investments to be made in the Account.

6.	I did not consult with the Manager as to the particular allocation of investments to be made in the Accounts during the period covered by this report; and

7.	I will contact the Chief Compliance Officer immediately in the event that a non-discretionary or fully managed account over which I have direct or indirect beneficial ownership is opened.

I certify and acknowledge that the information in this form is true and correct to the best of my knowledge and agree to immediately notify the firm if such information becomes inaccurate in any way.

SIGNATURE:

NAME:

DATE: